FOR IMMEDIATE RELEASE

Stanley Works Reports 4th Quarter Results

Revenues $839 Million Up 6%; Continuing Operations Diluted Earnings Per Share 75¢; $200 Million Share Repurchase Program Announced

New Britain, Connecticut, January 25, 2006 ... The Stanley Works (NYSE: SWK) announced that fourth quarter 2005 net income from continuing operations was $64 million (75¢ per fully-diluted share). These results compare with net earnings of $64 million (76¢ per fully-diluted share) from continuing operations in 2004.

Net sales were $839 million, up 6% over last year. On an organic basis, excluding the impact of acquisitions, revenues were flat, with a 4% sales decrease in Consumer Products due primarily to significant inventory adjustments at its larger U.S. retail customers during the last three weeks of December. This sudden and severe curtailment of orders, reducing forecasted sales by $30 million, was unanticipated inasmuch as retail point-of-sales performance of Stanley’s consumer tools and storage products was strong and improving and customers’ inventory levels of Stanley products were not unusually high at the time the order flow was halted. Industrial Tools sales were up 2%. Security Solutions revenues increased 23% in total, due to recent acquisitions and 2% organic growth. Security Solutions organic growth in North America was 4%.

Gross profit from continuing operations was $289 million, or 34.5% of sales, versus $291 million or 36.8% last year. The decline of 230bps was attributed to negative leverage associated with the lower U.S. consumer hand tool volumes as well as mix and cost absorption issues in other segments.

Selling, general and administrative (“SG&A”) expenses from continuing operations were $185 million (22.0% of sales) compared with $182 million, or 23.1% of sales last year. Acquired businesses accounted for $10 million of SG&A expense increase, as a $7 million decrease was achieved in the remainder of the company. Excluding acquisitions, SG&A expenses as a percentage of sales decreased from 23.1% to 22.2%.

Operating income was 12.4%, a decrease of 130bps vs. 13.7% from continuing operations in the fourth quarter of 2004. The company’s effective income tax rate on continuing operations was 20%, up slightly from the 18% rate in the fourth quarter of 2004.

John F. Lundgren, Chairman and Chief Executive Officer, stated: “The unexpected and dramatic customer inventory reductions in our North American consumer tools businesses were clearly detrimental to our fourth quarter performance, costing us about 10¢ per fully-diluted share vs. our estimates, all in the final weeks of the quarter. The reductions, while directionally consistent across our larger U.S. retail customers, appear to be a by-product of larger, enterprise-wide decisions on their part and did not appear to arise from Stanley-specific concerns.

“In fact, we were encouraged by the strong end user demand and retail sell-through of our consumer tools throughout the quarter, as our aggregate retail sell-through to our larger customers has been strong and accelerating. Although the corrections are continuing well into January, our larger customers’ store inventories of Stanley products are presently below ten weeks’ supply in the aggregate and, as a consequence, more normal ordering patterns are expected in the near future. Coupled with a robust first-half new product introduction lineup, we remain confident that our Consumer Products segment will have a strong 2006, while the first quarter will remain a challenge.”

Consumer Products operating margin was 15.6% versus 16.6% last year, due primarily to negative operating leverage attributable to the lower sales volume.

Industrial Tools sales increased 2% to $339 million. Strong organic sales growth in industrial mechanics tools, industrial tool storage and laser leveling tools, plus a modest volume increase in Fastening Systems, more than offset a sales decline in Assembly Technologies and a modest sales decline in Mac Tools. Operating margin was 9.1% vs. 10.6% in 2004, as unfavorable mix and cost absorption in Fastening Systems was somewhat offset by profit improvement in Mac Tools and volume leverage in higher-margin laser tools, mechanics tools and industrial storage.

Security Solutions revenues increased 23% to $210 million. Organic revenue growth was 2%, as 4% growth in North America was partially offset by weakness in the U.K. (most of which was currency exchange-related). The automatic doors, mechanical access and systems integration components of the business all experienced low single-digit percentage growth.

Security Solutions’ operating margin was 13.4% vs. 14.9% in 2004. A less favorable revenue mix (growth in systems integration vs. product sales), commodity cost inflation and other cost issues all contributed to the decline.

Mr. Lundgren commented: “While we expect our Security Solutions business to consistently raise its operating margin performance over time, it is emerging and developing and thus does not yet have the size and scale needed to do so on a quarter-to-quarter basis. It is noteworthy that operating margins improved from 14.4% in the first half of 2005 to 15.8% in the second half. This is largely the result of ongoing integrations of recently acquired businesses and the implementation of profit improvement initiatives early in 2005. With additional cost actions that are being taken in January, we see a clear path to further improvement to over 16% in 2006 and beyond.”

For the total company, full year 2005 sales from continuing operations were $3,285 million, an increase of 10%, with 4% organic growth and 6% from acquisitions. Operating margins of 13.5% declined 30 basis points and earnings per fully diluted share from continuing operations were $3.18, an increase of 13% over 2004 earnings from continuing operations of $2.81.

Free cash flow before dividends (cash from operations less capital expenditures) was $294 million vs. $317 million last year. Free cash flow equaled 109% of net income.

Mr. Lundgren noted: “With 10% total sales growth, 13% earnings per share growth, almost $300 million of free cash flow, the acquisition of Security companies totaling $140 million in annual revenues, and the financing and virtual completion of the Facom Tools and National Hardware acquisitions, 2005 was certainly a successful year for our company and one consistent with our long term financial objectives. I am pleased with our early progress toward integrating our two latest acquisitions, as the Stanley-Facom and Stanley-National teams have come together quickly to initiate programs designed to deliver anticipated earnings accretion and strategic benefits from these transactions.

“The transition of our portfolio is enabling higher growth and profitability, while lessening our dependency on large retail customers and we are likely to pursue additional acquisitions and divestitures to further diversify our revenue base. We are well-positioned to exceed $4 billion in revenues and, as appropriate, to continue the upgrading of our portfolio of businesses.”

During the fourth quarter, the company repatriated $245 million of cash from foreign locations to the U.S. in connection with the American Jobs Creation Act. A related $15 million charge (17¢ per fully-diluted share) associated with the cost of the repatriation was included in the results of the previous quarter.

The acquisition of National Hardware was completed on November 30, 2005 and Facom Tools on January 1, 2006 while $450 million was raised through an Enhanced Trust Preferred Securities offering as part of the funding strategy for those two acquisitions. The company also recently announced the discontinuation of its appliance hardware and U.K. paint decorator tools businesses. Income from these businesses was excluded from continuing operations of the fourth quarters of 2005 and 2004 and both full years.

In view of its reduced fourth quarter 2005 organic sales growth as well as to provide a more tempered outlook for the overall market environment, the company has undertaken cost reduction actions expected to deliver approximately $40 million of benefit in 2006, most of which have already been implemented or will be by the end of January. These actions will require approximately $16 million pre-tax, or 13¢ per fully diluted share, of one-time costs (primarily severance-related), of which approximately 11¢ will be incurred in the first quarter of 2006.

In addition, management plans to commence the expenditure of approximately $200 million to repurchase outstanding shares of the company’s common stock. The repurchase program is expected to be completed over the next several months. Savings from such cost actions and benefits of the share repurchase activity are expected to enable the company to achieve strong 2006 EPS growth despite its more cautious stance on external market conditions, as shown below.

Total sales growth of 24-26% and organic sales growth of 2-4% are now expected in 2006, approximately 2% (200bp) lower than previously forecast. A detailed breakout by Segment by quarter is included as an exhibit to this press release. The company also expects that full year 2006 earnings per fully diluted share from continuing operations will approximate $3.45-$3.65, an increase of approximately 8-15% over $3.18 earned in 2005:

2005 EPS	$3.18
Earnings growth from operations (up 14-17%)	$0.45 - $0.53
Stock option expense (FAS 123R)	($0.06)
Higher income tax rate	($0.18 - $0.22)
Share repurchase benefit	$0.10 - $0.15

Sub-total, base – operating (EPS up 8-14%)	$3.45 - $3.62
Facom Tools & National Hardware operations	$0.41
2006 Security acquisitions ($100 million revenues)	$0.02

Sub-total – operating (EPS up 22-27%)	$3.88 - $4.05
Non-cash inventory step-up charges – (Facom Tools & National Hardware)	($0.27 - $0.30)
Restructuring charge	($0.13)

2006 GAAP EPS estimate (EPS up 8-15%)	$3.45 - $3.65

Free cash flow is expected to approximate $350 million in 2006 and expected costs and benefits from the aforementioned cost actions are included in the 2006 free cash flow and earnings estimates.

First quarter organic sales growth is forecast at 0-2%, approximately 3-4% lower than previously expected, as major inventory corrections have continued into January. Total sales growth is expected to be in the 22-24% range due to the recent acquisitions of Facom Tools and National Hardware. GAAP earnings from continuing operations are estimated at 40-45¢ per fully-diluted share in the first quarter (including the effect of 35-37¢ of charges for restructuring and acquisition inventory accounting) vs. 77¢ per fully-diluted share from continuing operations in the first quarter of 2005:

First quarter 2005 EPS	$0.77
Earnings impact of Consumer volume decline	($0.07 - $0.08)
Earnings growth from other operations	$0.04 - $0.05
Stock option expense (FAS 123R)	($0.02)
Higher income tax rate	($0.03 - $0.04)
Share repurchase benefit	$0.01

Sub-total, base – operating	$0.68 - $0.71
Facom Tools & National Hardware operations	$0.09

Sub-total – operating	$0.77 - $0.80
Non-cash inventory step-up charges – (Facom Tools & National Hardware)	($0.24 - $0.26)
Restructuring charge	($0.11)

2006 earnings estimate (GAAP)	$0.40 - $0.45

Benefits of share repurchase activity are not expected to be significant until the second quarter and benefits from the cost actions are included in the first quarter 2006 earnings estimate.

The company noted that there are no material changes to the 2007 – 2008 outlook it provided on October 25. Such outlook was provided to clarify the earnings impact of recent acquisitions and it is not the company’s practice to provide such outlooks on a regular basis. Accordingly, the company does not plan to update them in future periods.

A conference call with investors has been scheduled for 11:00am Eastern time tomorrow, Thursday, January 26, to discuss the information in this release. The call is accessible by telephone at (800) 267-8424 (domestic) and (706) 634-0695 (international) and via the Internet at www.stanleyworks.com by selecting “Investor Relations”. A slide presentation to accompany the call will be available at www.stanleyworks.com and will remain available after the call.

A replay of the call will also be available two hours after the completion of the conference call and will remain available for one week and can be accessed at (800) 642-1687 (domestic) or (706) 645-9291 (international) by entering the conference identification number 4293554.

Free cash flow is defined as cash flow from operations less capital investments; the company believes this is an important measure of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners.

The Stanley Works, an S&P 500 company, is a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:	Gerry Gould, V. P. — Investor Relations (860) 827-3833 or ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s Internet web site at http://www.stanleyworks.com.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in the company’s press releases attached to this Current Report on Form 8-K including but not limited to those regarding the company’s ability to: (i) deliver operation margins of over 16% in its Security Solutions business in 2006 and beyond; (ii) pursue further acquisitions and divestitures to further diversify its revenue base; (iii) exceed $4 billion in revenues; (iv) deliver full year 2006 earnings per fully diluted share from continuing operations of approximately $3.45-$3.65; (v) deliver free cash flow of approximately $350 million in 2006; (vi) deliver GAAP earnings from continuing operations estimated at 40-45 cents per fully-diluted share in the first quarter; and (vii) realize, without material changes, the other results set forth for 2007 and 2008 on the chart entitled “The Stanley Works and Subsidiaries 2005-2008 Outlook” attached to the Company’s October 25 press release are “forward looking statements” and subject to risk and uncertainty.

The company’s ability to deliver the results as described above (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

The company’s ability to deliver the Results is dependent upon: (i) the company’s ability to deliver total sales growth of 24-26% and organic sales growth of 2-4% in 2006; (ii) the company’s ability to deliver first quarter organic sales growth of 0-2% and total sales growth in the 22-24% range; (iii) the company’s ability to deliver sales growth by segment by quarter as outlined in the exhibit to this press release; (iv) the company’s ability to deliver sales growth in 2007 and 2008 as outlined in the chart attached to the Company’s October 25 press release; (v) the company’s ability to identify and close additional acquisitions, generating approximately $100 million revenue in each of 2006, 2007 and 2008; (vi) the company’s ability to successfully integrate the Facom, National and other recent acquisitions, as well as future acquisitions, while limiting associated costs; (vii) the ability of the company to identify and implement, for the most part by the end of January, approximately $40 million of cost reductions in 2006 while limiting associated costs to $16 million pre-tax; (viii) the success of the company’s efforts to raise prices in order to, among other things, offset the impact of steel and other commodity and material price inflation; (ix) the need to respond to significant changes in product demand due to economic and other changes; (x) continued improvements in productivity and cost reductions; (x) the final geographic distribution of future earnings; (xi) the identification of overhead cost reduction opportunities and effective execution of the same; (xii) the company’s ability to structure its operations to minimize its effective tax rate; (xiii) the company’s ability to obtain favorable settlement of routine tax audits; (xiv) the company’s ability to limit the stock option expense to 2 cents per fully diluted share in the first quarter and 6 cents for the year; (xv) satisfactory payment terms under which the company buys and sells goods, materials and products; and (xvi) the success of the Company’s efforts to promptly replace old equipment with more energy efficient and technologically superior equipment, enforce existing contracts relating to energy use and prices, manage energy use to maximize usage during lower cost periods and shift to lower cost sources of energy where appropriate and feasible.

The company’s ability to deliver the results is also dependent upon: (i) the continued success of the company’s marketing and sales efforts, including the company’s ability to recruit and retain an adequate sales force; (ii) the continued success of The Home Depot, Lowe’s and Wal-Mart sales initiatives as well as other programs to stimulate demand for company products; (iii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count versus prior years; (iv) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage; (v) the ability of the company to fulfill increasing demand for its products; (vi) the ability to continue successfully managing and defending claims and litigation; and (vii) the absence or mitigation of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition; and (viii) the mitigation of any cost increases generated by, for example, continued increase in the cost of energy or significant RMB or other currency appreciation.

The company’s ability to achieve the results will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers particularly in consumer channels, inventory management pressures on the company’s customers, increasing competition, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the company’s debt program, the strength of the U.S. economy and the impact of events that cause or may cause disruption in the company’s distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.

The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.